Exhibit 10.2

AMENDED AND RESTATED PROMISSORY NOTE

This Amended and Restated Promissory Note (this “Note”), amends and restates that certain Promissory Note, dated April 9, 2010, which had been executed and delivered pursuant to and in accordance with the terms and conditions of that certain Coal Buy and Sell Agreement (“Coal Agreement”), dated as of February 4, 2010, by and between JBM Energy Company, LLC, a Delaware limited liability company (“JBM”), and Future Gas Holdings, Ltd., a Nevis limited liability company (“Future Gas”), as assigned to American Power Corp., a Nevada limited liability company (“APC”) pursuant to that certain Assignment and Assumption of Coal Agreement (the “Assignment Agreement”), dated as of March 31, 2010, by and among JBM, Future Gas, and Teen Glow Makeup, Inc. On April 20, 2010, Teen Glow Makeup, Inc. filed an amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada changing its name to American Power Corp. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Coal Agreement or the Assignment Agreement, as the case may be.

$1,750,000	March 26, 2012

FOR VALUE RECEIVED, the undersigned, APC hereby promises to pay to the order of JBM the principal sum of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00), to be payable according to the following schedule and terms.

1.	Principal payments shall be made in the following amounts on the following dates:

a.	$200,000 on October 9, 2010.

b.	$200,000 on April 9, 2011.

c.
$100,000 upon the earlier of (i) sixty (60) days following the effective date of the registration statement on Form S-1 which APC is filing with respect to that certain Standby Equity Distribution Agreement, dated as of February 17, 2012, by and between APC and YA Global Master SPV Ltd. and (ii) December 9, 2012.

d.
Commencing on April 9, 2013, the remaining principal balance of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) shall be paid in twelve (12) monthly installments of One Hundred Thousand Dollars ($100,000) each paid on the ninth day of each month starting April 9, 2013, plus accrued interest on the unpaid principal balance as of the date of each principal payment, with the final principal payment of Fifty Thousand Dollars ($50,000) due on April 9, 2014.

2.
This Note shall bear interest at the rate of five percent (5%) per annum and shall commence to accrue starting April 9, 2012. Interest shall be paid quarterly on July 9, 2012, October 9, 2012, January 9, 2013 and April 9, 2013, after which time interest on unpaid principal balances shall be paid monthly on the ninth day of each month when the monthly $100,000 principal payment is made.

3.	The undersigned shall have the right to prepay all or any .part of the principal balance at any time without penalty.

4.	All payments of principal and interest shall be made in cash by bank wire according to bank wire instructions given by JBM to undersigned from time to time.

5.	All payments shall be first applied to interest and the balance to principal. All prepayments shall be applied in reverse order of maturity.

6.	This Note is secured by a Mortgage of even date herewith (the “Mortgage”) which constitutes a first lien upon coal and other mineral rights located in Judith Basin County, Montana.

7.
This Note shall become due and payable at the option of the holder hereof, immediately upon default in payment of any installment of principal or interest payable hereunder, or any part thereof, or upon failure to comply with any of the terms, covenants, conditions or agreements contained in the Mortgage or other security instrument securing this Note, or upon the dissolution or liquidation of the undersigned, or upon the filing by undersigned of an assignment for the benefit of creditors, a petition in bankruptcy or other relief under the Bankruptcy Code, or by suffering an involuntary petition in bankruptcy or receivership not vacated within 30 days.

8.
The undersigned agrees to pay all costs of collection, including reasonable attorney and paralegal fees, if this Note is placed in the hands of an attorney for collection after default, and hereby waives demand, presentment for payment, protest, notice of protest, and notice of dishonor.

9.
Waiver by the holder hereof of any default by the undersigned shall not constitute a waiver by the holder of a subsequent default. Failure by the holder to exercise any right, power or privilege which it may have by reason of a default by the undersigned, shall not preclude the exercise of such right, power or privilege, so long as such default remains uncured or if a subsequent default occurs.

10.
If the coal or other mineral rights encumbered by the Mortgage, or any portion thereof, or any interest therein, are sold, mortgaged, or conveyed or become subject to an agreement to sell, mortgage, or convey prior to the time this Note shall have been paid in full, then the entire balance of principal and accrued interest hereunder shall at the option of the holder hereof become immediately due and payable.

11.
If APC makes timely all payments provided for in subparagraphs 1.a., 1.b. and 1.c. of this Note but defaults on the payment provided for in subparagraph 1.d. hereunder, and if APC becomes entitled to receive the 40% equity interest in JBM as provided for in paragraph 10.a. of the Coal Agreement, this Promissory Note for the remaining balance of $1,250,000 shall be cancelled.

12.	This note is made and executed under, and is in all respects to be governed by, the laws of the State of Montana.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date set forth at the beginning of this Note by a duly authorized representative of American Power Corp.

AMERICAN POWER CORP.

By: /s/ Alvaro Valencia
Name: Alvaro Valencia
Title: President and Chief Executive Officer